EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-104319 (Form S–8 for an aggregate 6,500,000 shares of Common Stock, $.01 par value pertaining to the Amended and Restated Cosi Stock Incentive Plan and the Cosi Sandwich Bar, Inc. Incentive Stock Option Plan) and No. 333-116005 (Form S-4 for the registration of 3,550,000 shares of common stock) of our report dated March 18, 2004 (except for Note 2, as to which the date is March 14, 2005), with respect to the financial statements and schedule as of December 29, 2003 and for each of the two years in the period December 29, 2003 included in its Annual Report (Form 10-K) for the year ended January 3, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 14, 2005

89